Exhibit 10.3

SEITEL HOLDINGS, INC.
STOCK OPTION AGREEMENT - Employee

THIS STOCK OPTION AGREEMENT (this “Agreement”) is entered into as of _________ (the “Grant Date”) between Seitel Holdings, Inc., a Delaware corporation (the “Company”), and ____________ (“Participant”).
Pursuant to the Company's 2012 Non-Qualified Stock Option Plan (the “Plan”), a copy of which is attached hereto as Exhibit A, the administrative committee of the Plan (the “Committee”) hereby grants the Participant certain options to acquire shares of the Company's common stock, par value $.001 per share (the “Common Stock), subject to the terms and conditions provided herein and the applicable terms of the Plan and Securities Holders Agreement.
Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, Investor (as defined in the Plan). In the event a provision of this Agreement is inconsistent or conflicts with the provisions of the Plan, the provisions of the Plan will govern and prevail.
NOW THEREFORE, the parties hereto agree as follows:
1. Plan Acknowledgement. Each of the undersigned agree that this Agreement has been executed and delivered, and the Options have been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and Participant and, except as otherwise specified herein, pursuant to, and subject to each of the terms and conditions of the Plan and the Securities Holders Agreement, and the Participant agrees to be bound by, and comply with, the terms of the Plan and the Securities Holders Agreement. In the event of a conflict between the Employment Agreement and this Agreement, the terms of this Agreement shall control. Without limiting the foregoing, no provisions in the Employment Agreement providing for acceleration of vesting of equity awards shall apply to the Options.
2. Definitions. Capitalized terms used in this Agreement and not defined shall have the meanings ascribed thereto in the Plan or, if no meaning is ascribed thereto in the Plan, the meaning ascribed thereto in the Securities Holders Agreement. In addition, the following terms shall have the following meanings:
(a) “2.0X Exit-Vesting Options” means Options that vest based on both continued employment following the Grant Date and satisfaction of the performance criteria set forth in Section 4(b) below.
(b) “2.5X Exit-Vesting Options” means Options that vest based on both continued employment following the Grant Date and satisfaction of the performance criteria set forth in Section 4(c) below.
(c) “Centerbridge Inflows” means, as of a Measurement Date, without duplication, the aggregate of all cash and cash equivalents received by the Centerbridge Entities between May 23, 2011 and such Measurement Date with respect to their ownership of securities of the Company, including any proceeds (so long as such proceeds constitute cash or cash equivalents) from the sale of securities of the Company by the Centerbridge Entities, whether by way of merger, stock sale or otherwise, and from cash dividends and other cash distributions made by the Company with respect to securities of the Company, but excluding directors' fees, expense reimbursements, and transaction or consulting fees approved by the Board. For the avoidance of doubt, in each case Centerbridge Inflows will be determined on a net basis, after giving effect to any vesting of 2.0X Exit-Vesting Options or 2.5X Exit-Vesting Options, which may require an iterative calculation.
(d) “Centerbridge IRR Hurdle” means, as of any Measurement Date, the annual interest rate (compounded annually) that, when used to calculate the net present value of all Centerbridge Inflows and all Centerbridge Outflows, causes such net present value amount to equal zero. The Centerbridge IRR Hurdle shall be determined in good faith by the Committee.
(e) “Centerbridge MOIC Hurdle” means the quotient obtained by dividing (i) all Centerbridge Inflows by (ii) all Centerbridge Outflows. The Centerbridge MOIC Hurdle shall be determined in good faith by the Committee.
(f) “Centerbridge Outflows” means (i) $125,000,000 plus (ii) without duplication, the aggregate of the cash purchase price or contribution made by the Centerbridge Entities (on a cumulative basis) with respect to or in exchange for all of the securities of the Company acquired by the Centerbridge Entities from May 23, 2011 through the applicable Measurement Date.
(g) “Earned Portion” means the portion of the Participant's 2.0X Exit-Vesting Options or 2.5X Exit-Vesting

Options, respectively, that has been earned for purposes of Section 3(b) pursuant to the following sentence. The Participant shall earn 20% of his or her 2.0X Exit-Vesting Options and 20% of his or her 2.5X Exit-Vesting Options on each of the first five anniversaries of the Grant Date, subject to continued employment through the applicable anniversary.
(h) “Measurement Date” means, with respect to the Centerbridge Entities, each date on which a Centerbridge Inflow or Centerbridge Outflow shall occur and, with respect to the ValueAct Entities, each date on which a ValueAct Inflow or ValueAct Outflow shall occur.
(i) “Time-Vesting Options” means Options that vest solely based on time elapsed from the Grant Date.
(j) “ValueAct Inflows” means, as of a Measurement Date, without duplication, the aggregate of all cash and cash equivalents received by the ValueAct Entities between May 23, 2011 and such Measurement Date with respect to their ownership of securities of the Company, including any proceeds (so long as such proceeds constitute cash or cash equivalents) from the sale of securities of the Company by the ValueAct Entities, whether by way of merger, stock sale or otherwise, and from cash dividends and other cash distributions made by the Company with respect to securities of the Company, but excluding directors' fees, expense reimbursements, and transaction or consulting fees approved by the Board. For the avoidance of doubt, in each case ValueAct Inflows will be determined on a net basis, after giving effect to any vesting of 2.0X Exit-Vesting Options or 2.5X Exit-Vesting Options, which may require an iterative calculation.
(k) “ValueAct IRR Hurdle” means, as of any Measurement Date, the annual interest rate (compounded annually) that, when used to calculate the net present value of all ValueAct Inflows and all ValueAct Outflows, causes such net present value amount to equal zero. The ValueAct IRR Hurdle shall be determined in good faith by the Committee.
(l) “ValueAct MOIC Hurdle” means the quotient obtained by dividing (i) all ValueAct Inflows by (ii) all ValueAct Outflows. The ValueAct MOIC Hurdle shall be determined in good faith by the Committee.
(m) “ValueAct Outflows” means (i) $257,188,876.46 plus (ii) without duplication, the aggregate of the cash purchase price or contribution made by the Valueact Entities (on a cumulative basis) with respect to or in exchange for all of the securities of the Company acquired by the ValueAct Entities from May 23, 2011 through the applicable Measurement Date.
3. Option Grant.
(a) The Company hereby grants to Participant, pursuant to the Plan, _______ Options, with one share of Common Stock subject to each Option, at an exercise price per share of $_______ (the “Per Share Exercise Price”), effective as of the Grant Date (the “Options”). The vesting of the Options are as follows: (i) one-third (1/3) of the Options are Time-Vesting Options, (ii) one-third (1/3) of the Options are 2.0 Exit-Vesting Options, and (iii) one-third (1/3) of the Options are 2.5X Exit-Vesting Options (see Exercisability, Sections 4(a) - 4(c) below). The Options will expire on the close of business on the tenth anniversary of the Grant Date, subject to earlier expiration as provided herein or in the Plan. The Options are non-qualified stock options and are not intended to be “incentive stock options” within the meaning of Section 422 of the Code.
(b) Early Expiration of Options. Any portion of the Options granted hereunder that have not vested and become exercisable as of the Employment Termination Date shall expire and be forfeited on such date and may not be exercised under any circumstance; provided that in the event of a discharge by the Company without Cause, the Earned Portion of the 2.0X Exit-Vesting Options and the Earned Portion of the 2.5X Exit-Vesting Options shall remain outstanding and eligible to vest in accordance with Section 4(b) and 4(c) below until the six-month anniversary of the Employment Termination Date (and any such Earned Portion that has not so vested as of such six-month anniversary shall expire and be forfeited on such six-month anniversary); provided further that, for the avoidance of doubt, following the Employment Termination Date, the Earned Portions shall not be eligible to vest in accordance with Section 4(a) below. Any portion of the Options granted hereunder that have vested and become exercisable as of the Employment Termination Date (or, in the case of the Earned Portion of the 2.0X Exit-Vesting Options and the Earned Portion of the 2.5X Exit-Vesting Options, as of a Measurement Date or a Change in Control following the Employment Termination Date) shall expire and be forfeited on the earliest of (i) the first anniversary of the Employment Termination Date if the Participant's termination of employment resulted from death or Disability; (ii) 90 days after the Employment Termination Date (or, in the case of the Earned Portion of the 2.0X Exit-Vesting Options and the Earned Portion of the 2.5X Exit-Vesting Options, 30 days after vesting in accordance with Section 4(b) or 4(c) below) if the Participant is discharged by the Company without Cause; (iii) 30 days after the Employment Termination Date if the termination of employment was initiated by the Participant; (iv) immediately upon the Employment Termination Date if the Participant's discharge was by the Company for Cause; and (v) the close of business on the tenth anniversary of the date of this Agreement. For the avoidance of doubt, and notwithstanding any provision in this Agreement to the contrary, if Participant is discharged by the Company for Cause, all of Participant's Options not previously exercised shall expire and be forfeited whether exercisable or not.
(c) Procedure for Exercise. At any time after all or any portion of the Options granted hereunder has become vested and exercisable with respect to any shares of Common Stock subject thereto and prior to the close of business on the tenth anniversary of the Grant Date (except as provided for in Section 3(b) above or Section 5(c)(vi) below), the Participant may exercise all or any portion of the Options granted hereunder with respect to Common Stock underlying such Options to the extent vested pursuant to Section 4 below by delivering written notice of exercise to the Company, together with (i) a written acknowledgment that Participant has read and has been afforded an opportunity to ask questions of the management of the Company regarding all financial and other information provided to Participant regarding the Company and its Subsidiaries, (ii) payment in full (A) by delivery of a cashier's, personal or certified check or wire transfer of immediately available funds to the Company, in the amount equal to the number of shares of Common Stock to be acquired multiplied by the Per Share Exercise Price (the “Total Exercise Price”), or (B) if permitted by the Board, by delivering to the Company a full-recourse promissory note in the amount equal to the Total Exercise Price, (iii) payment in full of all required withholding taxes due as further described in Section 10 below, (iv) a joinder to the Securities Holders Agreement satisfactory in form and content to the Committee and (v) any written representations as may be required in the Committee's reasonable discretion to evidence compliance with federal, state and foreign securities laws.
(d) Securities Laws Restrictions. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of federal, state and foreign securities laws, rules and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Options are granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. Participant represents that when Participant exercises any portion of the Options, Participant will be purchasing the Common Stock subject thereto for Participant's own account and not on behalf of others. Participant understands and acknowledges that federal, state and foreign securities laws govern and restrict Participant's right to offer, sell or otherwise dispose of any portion of the Options or Common Stock subject thereto unless Participant's offer, sale or other disposition thereof is registered under the Securities Act and federal, state and foreign securities laws or, in the opinion of the Company's counsel, such offer, sale or other disposition is exempt from registration thereunder. Participant agrees that Participant will not offer, sell or otherwise dispose of any Common Stock in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable securities law. Participant further understands that any certificates for any Common Stock which Participant purchases upon exercise of the Options shall bear the legend set forth in the Securities Holders Agreement or such other legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.
(e) Limited Transferability of the Options; Joinder to Securities Agreement. The Options granted hereunder are personal to Participant and are not transferable by Participant, except as provided in the Securities Holders Agreement and upon the death of Participant. Participant agrees to exercise a joinder to the Securities Holders Agreement, and to be bound by the terms and conditions contained therein. Participant acknowledges and agrees that the Options shall be treated as “Incentive Securities” under the applicable provisions of the Securities Holders Agreement. Participant acknowledges and agrees that the Options and any Common Stock acquired upon the exercise thereof, and any right or interest therein, may not be sold, transferred, gifted, donated, pledged, hypothecated, disposed of or assigned by Participant, except as expressly provided in the Securities Holders Agreement and upon the death of Participant.
4. Exercisability. The Options shall become vested and exercisable in accordance with the provisions of this Section 4. Participant may exercise only those Options that have vested.
(a) Time-Vesting. The Time-Vesting Options shall vest as follows:
(i) 20% shall vest on each anniversary of the Grant Date, until the Time-Vesting Options are fully vested on the fifth anniversary of the Grant Date, in each case subject to the Participant's continued employment through the applicable anniversary of the Grant Date.
(ii) If a Change in Control occurs, the Board has the discretion to vest all of the Participant's then-unvested Time-Vesting Options, subject to the Participant's continued employment through the date of such Change in Control.

(b) 2.0X Exit-Vesting. The 2.0X Exit-Vesting Options shall vest as follows:
(i) (A) 67.29% shall vest on a Measurement Date, subject to the Participant's continued employment through such Measurement Date (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.0X Exit-Vesting Options), if both (x) the ValueAct MOIC Hurdle equals at least 2.0 and (y) the ValueAct IRR equals at least 15%, and (B) 32.71% shall vest on a Measurement Date, subject to the Participant's continued employment through such Measurement Date (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.0X Exit-Vesting Options), if both (1) the Centerbridge MOIC Hurdle equals at least 2.0 and (2) the Centerbridge IRR equals at least 15%.
(ii) If a Change in Control occurs, any then-unvested 2.0X Exit-Vesting Options shall vest if the applicable performance conditions in Section 4(b)(i) above are satisfied (subject to the Participant's continued employment through the Change in Control (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.0X Exit-Vesting Options). If any such performance conditions are not satisfied, the unvested 2.0X Exit-Vesting Options shall remain outstanding until vesting occurs pursuant to Section 4(b)(i); provided that if both the Centerbridge Entities and the ValueAct Entities have divested 100% of their Common Stock and the performance conditions with respect to any portion of the 2.0X Exit-Vesting Options shall have not been satisfied as of such divestiture, such portion of such Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance;
(c) 2.5X Exit-Vesting. The 2.5X Exit-Vesting Options shall vest as follows:
(i) (A) 67.29% shall vest on a Measurement Date, subject to the Participant's continued employment through such Measurement Date (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.5X Exit-Vesting Options), if both (x) the ValueAct MOIC Hurdle equals at least 2.5 and (y) the ValueAct IRR equals at least 20%; and (B) 32.71% shall vest on a Measurement Date, subject to the Participant's continued employment through such Measurement Date (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.5X Exit-Vesting Options), if both (1) the Centerbridge MOIC Hurdle equals at least 2.5 and (2) the Centerbridge IRR equals at least 20%.
(ii) If a Change in Control occurs, any then-unvested 2.5X Exit-Vesting Options shall vest if the applicable performance conditions in Section 4(c)(i) above are satisfied (subject to the Participant's continued employment through the Change in Control (except as set forth in Section 3(b) with respect to the Earned Portion of the 2.5X Exit-Vesting Options). If any such performance conditions are not satisfied, the unvested 2.5X Exit-Vesting Options shall remain outstanding until vesting occurs pursuant to Section 4(c)(i); provided that if both the Centerbridge Entities and the ValueAct Entities have divested 100% of their Common Stock and the performance conditions with respect to any portion of the 2.5X Exit-Vesting Options shall have not been satisfied as of such divestiture, such portion of such Options shall expire and be forfeited as of the date of such divestiture and may no longer be exercised in any circumstance.
5. Restrictive Covenants.
(a) Confidentiality.
(i) During the term of the Participant's employment with the Company, the Company may provide the Participant with some or all of the Company's or its Affiliates' confidential information, trade secrets or proprietary information to which the Participant has not previously had access or knowledge. This information (collectively the “Confidential Information”) consists of written, oral, and visual material including, without limitation, client lists, corporation and personal business contacts and relationships, client and potential client identity and history, corporation and personal business opportunities, memoranda, computer disks or files, electronically stored information, rolodex cards or other lists of names, addresses or telephone numbers, financial information, budgets, sales/service plans, projects, potential projects and prospects (including ideas and concepts for potential prospects), projects and prospects in development, business strategies, strategic growth plans, pricing formulas, structures or practices, gross and net profit margins, models, specifications, drawings, experiments, technical data, software, research data, marketing methods, personnel information, employee compensation data, contracts, releases, and any other documents, electronically stored information, materials or writings that belong to the Company or its Affiliates, including those which are prepared or created by the Participant or come into the possession of the Participant by any means or manner and which relate directly or indirectly to one or more of the parties which compromise the Company or its Affiliates or any of them. The Confidential Information is, and at all times shall be and remain, private and confidential and the sole and exclusive property of, and owned and controlled by, the Company regardless of whether the Confidential Information is in tangible or intangible form.

(ii) Except to the extent required in connection with the performance of his or her duties to conduct the Company's business, the Participant shall not make copies of any Confidential Information, nor shall the Participant remove any such Confidential Information from the Company's office location without the prior express written consent of the Company. Any and all Confidential Information and any and all other property of the Company that is in the possession or control of the Participant shall be returned to the Company immediately upon the termination of the Participant's employment for any reason.
(iii) The Participant shall not, directly or indirectly, verbally or otherwise, either during his or her employment with the Company or thereafter, provide any Person, firm or entity with any of the Confidential Information or cause, or permit, the same to be published, disseminated or disclosed (herein collectively “Disclosure”) to any Person, firm or entity whatsoever, including, but not limited to, the Company's business associates or competitors (herein, collectively, “Third Parties”) and shall take any and all action possible to prevent such Disclosure to any Third Parties except for the sole purpose to conduct the Company's business.
(iv) Except as authorized by the foregoing to conduct the Company's business, the Participant is aware that any Disclosure of Confidential Information by the Participant to Third Parties will be, and is, without limitation, a breach of this Agreement, a breach of trust and confidence, a breach of fiduciary duty, invasion of privacy, a misappropriation of the Company's trade secrets and/or exclusive property rights, and may constitute fraud and deceit.
(v) Except as authorized by the foregoing to conduct the Company's business, the Participant is aware that Disclosure of any of the Confidential Information to Third Parties could cause the Company to suffer major adverse economic consequences because such disclosure will likely result in (A) the diversion of the Company's business opportunities, (B) the dilution or diminution in value of the Company's business opportunities and (C) other adverse consequences in addition to those set forth above.
(vi) In the event that the Participant is compelled by subpoena or other similar compulsory means to testify or provide evidence in a manner that constitutes engaging in a prohibited Disclosure of Confidential Information, it shall be presumed that no violation of this Agreement has occurred with respect to that compulsory prohibited Disclosure if, immediately upon first learning that such prohibited Disclosure may be compelled, the Participant notifies the Company of all facts relative thereto and makes every effort to assert the Company's confidential information and trade secret privileges or exemptions, and all other privileges, exemptions and rights of the Company, to keep the Confidential Information, including the prohibited Disclosure, secret and confidential. However, under no circumstances shall the Participant volunteer to engage in any such prohibited communication or Disclosure.
(vii) The Participant hereby sells, assigns and transfers to the Company all of his or her right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “rights”), which during the course of his or her employment are made or conceived by the Participant, alone or with others, and which are within or arise out of any general field of the Company's business or arise out of any work the Participant performs, or information the Participant receives regarding the business of the Company, while employed by the Company. The Participant shall fully disclose to the Company as promptly as available all information known or possessed by the Participant concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to the Participant by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.
(b) Protective Covenants.
(i) The Participant agrees that in consideration of the Participant's receipt of, access to and exposure to the Confidential Information during the term of the Participant's employment with the Company, the Participant, during the Participant's term of employment with the Company and for a period of one year following the termination or expiration of such term for any reason (the “Restricted Period”), the Participant shall not, in any geographical area where the Company or its Affiliates have conducted or solicited any business at any time during the two years preceding the Participant's termination of employment with the Company (the “Area of No-Compete”), solicit, take away, attempt to solicit or take away, or do any act the foreseeable consequences of which would lead to the solicitation or taking away of any marketing projects, customers, or prospective customers with whom or of which the Participant had contact during the Participant's period of employment with the Company.

(ii) During the Restricted Period, the Participant shall not, directly or indirectly, (A) solicit for employment, employ or be in business in any form with, directly or indirectly, in the seismic data or similar business of the Company, any employee employed by the Company or Affiliates or who was so employed within the two-year period immediately prior to such termination, or (B) knowingly solicit or encourage any employee to leave the employ of the Company or its Affiliates.
(iii) The Participant agrees that during the Restricted Period, the Participant shall not solicit or encourage any customer of the Company or any of its Affiliates to reduce or cease its business with the Company or any such Affiliate or otherwise knowingly interfere with the relationship of the Company or any Affiliate with its customers.
(c) Additional Covenants and Acknowledgments.
(i) The Participant specifically acknowledges and agrees that the protective covenants contained in this Section 5 are reasonable and necessary to protect the Company's legitimate business interests, including, without limitation, the business, goodwill, Confidential Information, and marketing prospects.
(ii) The Participant specifically agrees that the actual or threatened breach by the Participant of the provisions in this Section 5 will cause irreparable harm to the Company causing damages and injuries that are not measurable or susceptible to calculation. In the event of any breach or threatened breach of this Section 5 by the Participant, the Company shall be entitled to extraordinary or emergency relief, including, but not limited to, obtaining a temporary restraining order, preliminary injunction and permanent injunction and to recover the Company's attorney's fees, costs and expenses related to the Participant's breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for breach or threatened breach by the Participant, including, without limitation, the recovery of money damages.
(iii) The Participant further agrees that in the event the length of time, geographical scope, or any other restrictions, or portions thereof, set forth in this Section 5 are overly restrictive and unenforceable in any court proceeding, the court may reduce or modify such restrictions, but only to the extent necessary, to those which it deems reasonable and enforceable under the circumstances, and the parties agree that the restrictions of this Section 5 will be enforced as reduced or modified.
(iv) The Participant further agrees that, in the event any provision of this Section 5 is held to be invalid, overbroad, void, or against public policy, the remaining provisions of this Section 5 and all other provisions of this Agreement shall not be affected thereby, and that the provision held invalid shall be reformed to the minimum extent necessary to validate such provision, consistent with the purpose and intent of this Agreement.
(v) The length of the Restricted Period shall be tolled for any period in which the Participant is in violation of the provisions of this Section 5.
(vi) Notwithstanding anything to the contrary herein, upon any violation of any provision of this Section 5, the Options shall immediately expire and be forfeited and may no longer be exercised under any circumstance .
(d) Return of Materials. Promptly upon the termination of the Participant's employment for any reason and in any event within five days after request by the Company, the Participant shall return all Confidential Information and all copies thereof to the Company, and the Participant shall destroy all extracts, memoranda, notes and any other material prepared by the Participant based upon Confidential Information.
6. Participant's Representations Participant hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Participant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Participant is a party or by which Participant is bound, (ii) Participant is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the Company and/or one of its Subsidiaries) and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Participant, enforceable in accordance with its terms. Participant hereby acknowledges and represents that Participant has consulted with (or has had an opportunity to consult with) independent legal counsel regarding Participant's rights and obligations under this Agreement (including, without limitation, the Plan) and that Participant fully understands the terms and conditions contained herein and therein.

7. Repurchase Rights. If Participant is no longer employed by the Company or its Subsidiaries for any reason, the Options and any Common Stock acquired by exercise thereof (whether held by such Participant or one or more transferees, other than the Company or Investor) will be subject to repurchase in accordance with the terms of the Securities Holders Agreement.
8. No Put Option. Notwithstanding anything to the contrary herein or in the Securities Holders Agreement, the Put Option described in Article IV of the Securities Holders Agreement shall not apply to the Common Stock acquired upon exercise of the Options.
9. Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Participant's employment at any time (with or without Cause), nor confer upon Participant any right to continue in the employ of the Company for any period of time or to continue Participant's present (or any other) rate of compensation, and in the event of Participant's termination of employment (including, but not limited to, termination by the Company without Cause), any portion of Participant's Options that was not previously vested and exercisable shall expire and be forfeited, except as otherwise provided herein. Nothing in this Agreement shall confer upon Participant any right to be selected again as a Plan participant, and nothing in the Plan or this Agreement shall provide for any adjustment to the number of shares of Common Stock subject to Participant's Options upon the occurrence of subsequent events except as provided in Section 11 below. The Participant shall not be, nor have the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any shares of Common Stock purchasable upon the exercise of any of the Options unless and until such shares shall have been issued by the Company and held of record by the Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).
10. Payment of Taxes. Upon exercise of any portion of the Options, the Participant shall pay any and all amounts due under this Agreement including such federal, state, local and other withholding taxes as may be required pursuant to applicable law or regulation. The Company shall have the right to deduct any such withholding taxes from any compensation payable to Participant.
11. Adjustments. Upon the occurrence of certain events relating to the shares of Common Stock contemplated by Section 6 of the Plan, the Board may make certain adjustments in the number and type of securities covered by the Options and the Per Share Exercise Price specified herein, as set forth in such Section 6, in order to prevent the dilution or enlargement of rights under the Options.
12. Notices. Any notices required or permitted under this Agreement or the Plan will be delivered in accordance with the requirements of the Plan.
13. Section 409A. The Options are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Committee determines that the Options (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the Options to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
14. General Provisions.
(a) Transfers in Violation of Agreement. Any pledge, assignment, transfer or attempted transfer of any portion of the Options or Common Stock acquired or acquirable with respect thereto in violation of any provision of this Agreement, the Plan or the Securities Holders Agreement shall be null and void and of no force and effect, and the purported transferee shall have no rights or privileges in or with respect to the Company.
 (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(c) Complete Agreement. This Agreement and the Plan and the other documents expressly referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in anyway.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company, Investor and their respective successors and assigns (including subsequent holders of Common Stock issued in respect of the Options); provided, that the rights and obligations of the Participant under this Agreement shall not be assignable except in connection with a permitted transfer in accordance with this Agreement and the Securities Holders Agreement.
(f) Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).
(g) Amendment and Waiver. To the extent permitted by the Plan, the provisions of this Agreement may be amended or waived at any time or from time to time with the prior written consent of the Company and the Investor; provided that, except as may otherwise be provided by the Plan, no amendment or waiver of this Agreement shall adversely affect the Options in any material way without the prior written consent of the Participant.
15. Third-Party Beneficiaries. Certain provisions of this Agreement are entered into for the benefit of and shall be enforceable by Investor as provided herein.
16. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's principal office is located, the time period shall be automatically extended to the business day immediately following such. Saturday, Sunday or holiday.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[signature page follows]

SEITEL HOLDINGS, INC.

By:
Name:	Gregory P. Spivy
Title:	President

PARTICIPANT

By:
Name: